UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Professional Diversity Network, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 1, 2015, James Kirsch, Chief Executive Officer and Chairman of the Board of Professional Diversity Network, Inc. (the “Company”), issued an open letter to the Company’s stockholders discussing certain information related to the Company’s recent performance and activities. A copy of the letter follows.

June 1, 2015

Dear PDN Shareholders:

Thank you for your support this year.  Because of that support, PDN is positioned to lead the marketplace in delivering diverse talent to the employers who value it and opportunity to the diverse Americans who need it.

It is incredibly rewarding to be part of a company that remains true to its mission.  Staying true to ours has driven our recent year over year accomplishments, including increasing our registered users at six times the rate we were a year ago; increasing revenue for the 1st quarter from $1.2 million in 2014 to $10.7 million in 2015; and diversifying our revenues by transacting business with 320 different companies and 18,000 paid members in the 1st quarter of 2015.

Over the past year – on your behalf – we invested in two companies, which we believe needed to come together to build a single company that can deliver returns far into the future.  Today, we are already seeing proof of concept and evidence that continued, larger-scale success is around the corner.  As a single, combined company we are now:

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Saving – By eliminating redundancies from each division, realizing efficiencies between the divisions, and integrating the management and operations of all divisions, we are on track to realize $4 million in annualized cost savings versus last year’s costs at each company on an individual basis.

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Diversifying  - Our NAPW and Noble Voice divisions have helped to both strengthen and diversify our revenues.  During the first quarter of 2015 NAPW added over 18,000 paid memberships while Noble Voice conducted over 30,000 career consultations per week.  We are able to monetize these transactions and, taken together, our combined company recently reported year-over-year revenue of $10.7 million in the first quarter of 2015 versus $1.2 million in the same quarter of 2014.  Whereas our previous revenues were almost solely based on diversity recruitment products, our revenues today are diversified across multiple platforms and products, thereby building a safer and potentially more lucrative road into the future.

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Growing – Our success depends, in part, on being a premium provider of diverse talent.  Our NAPW and Noble Voice divisions have helped us to more efficiently access that talent, and our affinities are currently growing at a rate of over 250,000 new users per month, versus less than 40,000 per month at this time a year ago.  Significantly, we now stand at over 10 million registered users, 6 million of whom have opted-in to TCPA-compliant offers, which permits us greater communications flexibility and we believe that makes those users significantly more valuable to the open market.  One year ago we stood at approximately 3 million registered users, none of whom were opted-in using TCPA-compliant methods.  This growth of over 233% year-over-year is directly attributable to the intelligent acquisitions we made and the efficiencies they deliver, and demonstrates that our combined companies have the capacity to serve the growing demand for diverse talent.

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Innovating – The combination of all three companies has given us the resources and inventory to successfully roll out our newest product – Hire AdvantEdgeTM.   Global brands and market leaders have told us that they believe Hire AdvantEdgeTM has the potential to truly disrupt the recruiting market.  Through this product, which uses our proprietary technology platform, we are able to deliver job seekers who are pre-qualified to our business partners’ criteria.  This greatly increases quality and decreases time-to-hire, the two most critical elements within the recruiting market.  We are currently conducting approximately 7,000 such consultations per day, with the capacity to grow along with anticipated demand.  This innovation is a direct result of our acquisitions and their integration over the past 9 months.

One of the most exciting things about our business is that, as we build the supply side, there is strong call for optimism on the demand side.  Our economy is approaching an unprecedented confluence of legislation, social change and changing demographics that is expected to ensure growing demand for our products and services well into the future.

Reaching our current scale was of paramount importance to our future success. The company is completely focused on building shareholder value and managing towards profitably.

Sincerely,

/s/ Jim Kirsch
Jim Kirsch
Chief Executive Officer

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the solicitation of proxies for the Company’s 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “2015 Annual Meeting”). In connection with the 2015 Annual Meeting, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on April 24, 2015. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE 2015 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE 2015 ANNUAL MEETING.

The definitive proxy statement was mailed to the Company’s stockholders on or about April 24, 2015. Free copies of the definitive proxy statement and other filings that the Company has made with the SEC may be obtained at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the definitive proxy statement and other filings that the Company has made with the SEC from the Company’s website at http://www.prodivnet.com or by directing a request to: Professional Diversity Network, Inc., 801 W. Adams Street, Suite 600, Chicago, Illinois 60607, Attn: Secretary.

Participants in the Solicitation

The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the 2015 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the 2015 Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, are set forth in the Company’s definitive proxy statement for the 2015 Annual Meeting on Schedule 14A that has been filed with the SEC and the other relevant documents filed with the SEC.

Forward-Looking Statements

This letter contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This letter does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this letter are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on March 31, 2015. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. We assume no obligation to update the information included in this letter, whether as a result of new information, future events or otherwise. The Form 10-K filed on March 31, 2015, together with this letter, are available on our website, www.prodivnet.com.